                            FIRST AMENDMENT TO
                   AMENDED AND RESTATED CREDIT AGREEMENT



     This First Amendment to Amended and Restated Credit Agreement (this "Amendment"), dated as of May 30, 1996, is by and among Gaylord Container Corporation, a Delaware corporation (the "Borrower"), the undersigned financial institutions in their capacities as lenders (collectively, the "Banks"), Bankers Trust Company, as both agent (the "Agent") and co-manager for the Banks, and Wells Fargo Bank, National Association, as co-manager for the Banks.

                           W I T N E S S E T H :

     WHEREAS, the Borrower, the Banks, the Agent and the co-managers are parties to that certain Amended and Restated Credit Agreement dated as of November 17, 1986 and amended and restated as of June 30, 1995 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the "Credit Agreement"), pursuant to which the Banks have provided to the Borrower credit facilities and other financial accommodations; and

     WHEREAS, the Borrower has requested that the Agent and the Banks amend the Credit Agreement in certain respects as set forth herein and the Banks and the Agent are agreeable to the same, subject to the terms and conditions hereof;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, and other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Defined Terms. Terms capitalized herein and not otherwise defined herein are used with the meanings ascribed to such terms in the Credit Agreement.

     2. Amendments to Credit Agreement. The Credit Agreement is, as of the Effective Date (as defined below), hereby amended as follows:

          (a) The definition of "Adjusted Consolidated Net Worth" appearing in Section 1.1 of the Credit Agreement is hereby amended by inserting at the end thereof but before the period, the following:

               ", and adjusted to exclude from the calculation thereof the net effect of, and any impact thereon caused by, the application of FASB 109 to the Borrower (it being the intent of the parties in excluding any such net effect or impact to exclude only the effects of any valuation reserve against the Borrower's deferred tax assets created pursuant to the application of FASB 109)"

          (b) Section 1.1 of the Credit Agreement is hereby further amended by deleting "$10 million" appearing in subclause (1) in the second proviso of clause (ix) of the definition of"Permitted Investments" and replacing it with "$15 million."

          (c) Section 1.1 of the Credit Agreement is hereby further amended by deleting "$5 million" appearing in clause (xv) of the definition of "Permitted Investments" and replacing it with "$10 million."

          (d) Section 1.1 of the Credit Agreement is further amended by inserting the following new definitions in the appropriate alphabetical order:

               ""Bag Joint Venture" has the meaning assigned to that term in
     Section 5.2(f)(x)."

               ""Bag Joint Venture Agreement" means the Joint Venture Agreement and all exhibits and other attachments thereto executed by the Borrower in connection with the formation of the Bag Joint Venture, as such agreement and/or exhibit or attachment may be amended, restated, supplemented or otherwise modified from time to time."

          (e) Section 5.1(j) of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

               "(j) Adjusted Consolidated Net Worth. The Borrower's Adjusted Consolidated Net Worth as of the end of each Fiscal Quarter ending on or after the Fiscal Quarter ended in June, 1996 as specified below shall not be less than the applicable amount set forth in the table below:

                                        Minimum Adjusted
          Fiscal Quarter Ended                    Consolidated Net Worth

          Fiscal Quarter ended                    $100,000,000
          in June, 1996
          Fiscal Quarter ended                    $ 94,000,000
          in September, 1996
          Fiscal Quarter ended                    $ 80,000,000
          in December, 1996
          Fiscal Quarter ended                    $ 68,000,000
          in March, 1997
          Fiscal Quarter ended                    $ 58,000,000
          in June, 1997
          Fiscal Quarter ended                    $ 48,000,000
          in September, 1997
          Fiscal Quarter ended                    $ 37,000,000
          in December, 1997
          Fiscal Quarter ended                    $ 34,000,000
          in March, 1998
          Fiscal Quarter ended                    $ 36,000,000
          in June, 1998
          Fiscal Quarter ended                    $ 44,000,000
          in September, 1998
          Fiscal Quarter ended                    $ 47,000,000
          in December, 1998
          Fiscal Quarter ended                    $ 56,000,000
          in March, 1999
          Fiscal Quarter ended                    $71,000,000
          in June, 1999
          Fiscal Quarter ended                    $ 89,000,000"
          in September, 1999 and
          each Fiscal Quarter
          ended thereafter

          (f) Section 5.1(l) of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

               "(l) Interest Coverage Ratio. (i) Maintain for each Fiscal Quarter, a ratio (the "Interest Coverage Ratio") of (A) EBITDA for the four preceding Fiscal Quarters ending on the last day of the Fiscal Quarter set forth below to (B) Interest Expense of the Borrower for the same four Fiscal Quarters, which is equal to or greater than those set forth below:


          Fiscal Quarter                Interest Coverage Ratio

          ending    June 30, 1996                 2.27 to 1.00
          ending    September 30, 1996            1.80 to 1.00
          ending    December 31, 1996             1.07 to 1.00
          ending    March 31, 1997                0.81 to 1.00
          ending    June 30, 1997                 0.65 to 1.00
          ending    September 30, 1997            0.59 to 1.00
          ending    December 31, 1997             0.69 to 1.00
          ending    March 31, 1998                0.84 to 1.00
          ending    June 30, 1998                 1.07 to 1.00
          ending    September 30, 1998            1.35 to 1.00
          ending    December 31, 1998             1.59 to 1.00
          ending    March 31, 1999                1.84 to 1.00
          ending    June 30, 1999                 2.13 to 1.00
          ending    September 30, 1999 and        2.44 to 1.00
                    each Fiscal Quarter
                    ending thereafter

               (ii) For purposes of this Section 5.1(l), "Interest Expense" shall be equal to actual consolidated interest expense of the Borrower (including capitalized interest and including any discount applicable to the Receivables Financing Transaction) net of interest income on Permitted Investments and funds held in escrow accounts for the benefit of the Banks referred to in Section 3.7, plus, to the extent excluded from consolidated interest expense and without duplication, noncash interest expense and interest paid in kind (other than amortization of deferred financing fees)."

          (g) Section 5.2(b) of the Credit Agreement is hereby amended by (i) deleting the word "and" appearing at the end of clause (i) thereof, (ii) deleting the period appearing at the end of clause (ii) thereof and inserting ";" in place thereof, and (iii) inserting new clauses (iii) and (iv) immediately after clause (ii) thereof as follows:

               "(iii) unsecured Indebtedness for Money Borrowed in the form of promissory note(s) issued by the Borrower for the benefit of the Bag
     Joint Venture, provided that (A) each such note shall be issued pursuant to the assumption of a Financing Lease by the Bag Joint Venture for any equipment transferred by the Borrower to the Bag Joint Venture which is subject to a Financing Lease Obligation of the Borrower and which the Borrower elects not to prepay as permitted by clause (i)(F) of Section 5.2(i), (B) all principal, interest, fees and all other payment terms of each such note shall be substantially identical to the payment terms of the applicable Financing Lease assumed by the Bag Joint Venture and in consideration for which such note was issued, and shall otherwise be in form and substance reasonably satisfactory to the Agent, and (C) the aggregate principal amount of all such notes issued under this clause
     (iii) shall not exceed $7,500,000 (less the amount of any prepayments under clause (i)(F) of Section 5.2(i) and the amount of any guaranties under Section 5.2(c)(vi)); and

               (iv) unsecured Indebtedness for Money Borrowed in the form of promissory note(s) issued by the Borrower for the benefit of the Bag
     Joint Venture evidencing cash assessments by the management committee of the Bag Joint Venture to fund discretionary or nondiscretionary expenditures by the Bag Joint Venture, provided that (A) each such note shall represent an Investment in the Bag Joint Venture permitted by clause
     (B) of Section 5.2(f)(x) and (B) any such note shall (i) require the payment of interest no more than semiannually and (ii) mature no later than two years from the date of issuance of any such note."

          (h) Section 5.2(c) of the Credit Agreement is hereby amended by (i) deleting the word "and" appearing at the end of clause (iv) thereof, (ii) deleting the period appearing at the end of clause (v) thereof and inserting "; and" in place thereof, and (iii) inserting a new clause (vi) at the end thereof as follows:

          "(vi) guaranties by the Borrower in favor of the Bag Joint Venture of any Financing Lease Obligations contributed by the Borrower to and assumed by the Bag Joint Venture pursuant to Section 5.2(f)(x), provided that the aggregate amount so guaranteed does not exceed $7,500,000 (less the amount of notes issued under Section 5.2(b)(iii) and the amount of any prepayments under clause (i)(F) of Section 5.2(i))."

           (i) Section 5.2(f) of the Credit Agreement is hereby amended by (i) deleting the word "and" appearing at the end of clause (viii) thereof, (ii) deleting the period appearing at the end of clause (ix) thereof and inserting
"; and" in place thereof, and (iii) inserting a new clause (x) at the end thereof as follows:

          "(x) the Borrower may (A) contribute all of its grocery bag division assets, including, without limitation, inventory, equipment, customer lists, licenses and intellectual property, but excluding trade accounts receivable, and assign its liabilities and real estate and equipment leases, which assets, liabilities and leases, immediately prior to such contribution, are utilized by the Borrower in its grocery bag division and such assets, liabilities and leases are located at, or relate to, the Borrower's grocery bag operations located in Alsip, Illinois and Monroe, Louisiana, and the Borrower's four handle bag machines and related equipment which have been located at the Borrower's facility in Twinsburg, Ohio, and which assets do not exceed
(x) $26 million in aggregate book value for all assets other than inventory, as reflected on the Borrower's most recently delivered unaudited financial statements for the Fiscal Quarter ended March 31, 1996 (including additions and changes thereto since such date arising in the ordinary course of business) and
(y) $16 million in aggregate fair market value for all contributions of inventory (including contributions of inventory subsequent to the inception of the Bag Joint Venture pursuant to the terms of the Bag Joint Venture Agreement), to a newly formed limited liability company (the "Bag Joint Venture") in exchange for a 35% equity ownership interest in the Bag Joint Venture, and (B) make additional Investments in the Bag Joint Venture through the acquisition of additional equity ownership interests in the Bag Joint Venture, cash assessment payments and/or other payments to the Bag Joint Venture for indemnification or otherwise (and including the issuance of any promissory notes in lieu of such payments as permitted by Section 5.2(b)(iv)), provided that (1) the aggregate amount of all such additional Investments in and other payments to the Bag
Joint Venture under this clause (B) do not exceed $25 million, (2) at the time of any Investment or payment permitted to be made pursuant to this clause (B), no Event of Default or Unmatured Event of Default shall then exist or result therefrom, and (3) immediately after giving effect to each such Investment and payment, the Total Unused Maximum Commitment shall be no less than $25,000,000."

          (j) Section 5.2(h) of the Credit Agreement is hereby amended by (i) deleting the word "and" appearing at the end of clause (i) thereof, (ii) deleting the period appearing at the end of clause (ii) thereof and inserting "; and" in place thereof, and (iii) inserting a new clause (iii) at the end thereof as follows:

               "(iii) the Borrower may acquire an equity ownership interest in the Bag Joint Venture in connection with the initial contribution of assets to the Bag Joint Venture (it being understood that the initial contribution of assets may occur contemporaneously or may occur over a period of time of approximately 12 months) and subsequent Investments or payments to the Bag Joint Venture, all as permitted by Section 5.2(f)(x)."

          (k) Section 5.2(i) of the Credit Agreement is hereby amended by (i) deleting the word "and" appearing at the end of clause (i)(D) of such Section and (ii) inserting a new subclause (F) immediately after subclause (E) of clause
(i) of such Section as follows:

          ", and (F) the prepayment of any Financing Lease (including the payment of any prepayment penalty or premium in connection therewith) by the Borrower which relates to or is secured by any equipment transferred by the Borrower to the Bag Joint Venture pursuant to Section 5.2(f)(x), provided that the aggregate amount paid by the Borrower does not exceed $7,500,000 (less the amount of notes issued under Section 5.2(b)(iii) and the amount of any guaranties under Section 5.2(c)(vi))."

          (l) Section 5.2(l) of the Credit Agreement is hereby amended by (i) deleting the word "and" appearing at the end of clause (iii) thereof, (ii) deleting the period at the end of clause (iv) thereof and inserting "; and" in place thereof, and (iii) inserting a new clause (v) at the end thereof as follows:

               "(v) the Borrower may (A) contribute assets and property to the Bag Joint Venture as permitted by Section 5.2(f)(x) in connection with the initial capitalization of the Bag Joint Venture and (B) sublease to the Bag Joint Venture any equipment which may otherwise be contributed by the Borrower to the Bag Joint Venture pursuant to Section 5.2(f)(x) and which is subject to a Financing Lease Obligation of the Borrower that is not otherwise prepaid pursuant to Section 5.2(i) or assumed by the Bag Joint Venture pursuant to Section 5.2(f)(x)."

     3. Amendment Fee. In consideration of the execution of this Amendment by the Agent and the Banks, the Borrower hereby agrees to pay each Bank which executes this Amendment a fee (the "Amendment Fee") in an amount equal to such Bank's Maximum Commitment multiplied by one-eighth of one percent (1/8 of 1%).

     4.   Borrower's Representations and Warranties.   In order to induce the
Agent, the co-managers and the Banks to enter into this Amendment, the Borrower hereby represents and warrants to the Agent, the co-managers and the Banks that:

               (i) the Borrower has the right, power and capacity and has been duly authorized and empowered by all requisite corporate and shareholder action to enter into, execute, deliver and perform (x) this Amendment, (y) all agreements, documents and instruments executed and delivered pursuant to this Amendment and (z) all agreements, documents and instruments executed and delivered, or to be executed and delivered, in connection with the Bag Joint Venture;

               (ii) this Amendment constitutes the Borrower's legal, valid and binding obligation, enforceable against it, except as enforcement thereof may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law or otherwise);

               (iii) the Borrower's execution, delivery and performance of this Amendment do not and will not violate its Certificate of Incorporation or By-laws, any law, rule, regulation, order, writ, judgment, decree or award applicable to it or any contractual provision to which it is a party or to which it or any of its property is subject;

               (iv) no authorization or approval or other action by, and no notice to or filing or registration with, any governmental authority or regulatory body (other than those which have been obtained and are in force and effect) is required in connection with its execution, delivery and performance of (x) this Amendment, (y) all agreements, documents and instruments executed and delivered pursuant to this Amendment and (z) all agreements, documents and instruments executed and delivered, or to be executed and delivered, in connection with the Bag Joint Venture; and

               (v) no Event of Default or Unmatured Event of Default exists under the Credit Agreement or would exist after giving effect to the transactions contemplated by this Amendment.

     5. Conditions to Effectiveness of Amendment. This Amendment shall become effective on the date (the "Effective Date") each of the following conditions precedent are satisfied:

          (a) Execution and Delivery. The Borrower, the Agent, and the Required Banks shall have executed and delivered this Amendment.

          (b)  No Defaults.   No Unmatured Event of Default or Event of Default
under the Credit Agreement (as amended hereby) shall have occurred and be continuing.

          (c)  Representations and Warranties.    The representations and
warranties of the Borrower contained in this Amendment and in the Credit Agreement (as amended hereby) shall be true and correct in all material respects as of the Effective Date, with the same effect as though made on such date, except to the extent that any such representation or warranty relates to an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date.

          (d) Payment of Amendment Fee. The Borrower shall have paid in full to the Agent, for ratable distribution to those Banks that have signed this Amendment, an amount equal to the Amendment Fee; provided, however, that the Amendment Fee shall be payable only in the event that this Amendment has been executed by the Agent and the Required Banks.

          (e)  Deliveries.    The Borrower shall have duly executed and
delivered to the Agent a certificate of a Responsible Officer of the Borrower dated as of the Effective Date certifying as to the conditions precedent set forth in Sections 5(b) and (c) of this Amendment.

     6. Release of Liens. Upon the effectiveness of this Amendment as provided in Section 5 above and after the Agent has received a copy of the duly executed Bag Joint Venture Agreement and all documents, instruments and agreements executed and/or delivered in connection therewith, the Agent is hereby directed by the Banks to release all Liens existing under the Loan Documents on the property and all assets to be contributed and/or assigned to the Bag Joint Venture pursuant to Section 5.2(f)(x) of the Credit Agreement (as amended hereby) and to release all Liens on the Borrower's existing and future ownership interest in the Bag Joint Venture that would otherwise be created under the Loan Documents, such releases to be effective concurrently with such initial contribution of property and assets, and the Agent is hereby authorized and directed by the Banks to execute such documents and instruments of release as may be necessary to affect such release of Liens.

     7.   Miscellaneous.  The parties hereto hereby further agree as follows:

          (a) Further Assurances. Each of the parties hereto hereby agrees to take such further actions and to execute, deliver and acknowledge such additional agreements, powers and instruments as any other party hereto may reasonably require to carry into effect the purposes of this Amendment.

          (b)  Costs, Expenses and Taxes.    The Borrower hereby agrees to pay
all reasonable fees, costs and expenses of the Agent incurred in connection with the negotiation, preparation and execution of this Amendment and the transactions contemplated hereby, including, without limitation, the reasonable fees and expenses of Winston & Strawn, counsel to the Agent.

          (c) Counterparts. This Amendment may be executed in one or more counterparts, each of which, when executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same document with the same force and effect as if the signatures of all of the parties were on a single counterpart, and it shall not be necessary in making proof of this Amendment to produce more than one (1) such counterpart.

          (d) Headings. Headings used in this Amendment are for convenience of reference only and shall not affect the construction of this Amendment.

          (e) Integration. This Amendment and the Credit Agreement (as amended hereby) constitute the entire agreement among the parties hereto with respect to the subject matter hereof.

          (f) Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS
AND DECISIONS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO
CONFLICT OF LAWS PRINCIPLES).

          (g) Binding Effect. This Amendment shall be binding upon and inure to the benefit of and be enforceable by the Borrower, the Agent, the co-managers and the Banks and their respective successors and assigns. Except as expressly set forth to the contrary herein, this Amendment shall not be construed so as to confer any right or benefit upon any Person other than the Borrower, the Agent, the co-managers and the Banks and their respective successors and permitted assigns.

          (h) Amendment; Waiver. The parties hereto agree and acknowledge that nothing contained in this Amendment in any manner or respect limits or terminates any of the provisions of the Credit Agreement or any of the other Basic Agreements other than as expressly set forth herein and further agree and acknowledge that the Credit Agreement (as amended hereby) and each of the other Basic Agreements remain and continue in full force and effect and are hereby ratified and confirmed. Except to the extent expressly set forth herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any rights, power or remedy of the Banks, the Agent or the co-managers under the Credit Agreement or any other Basic Agreement, nor constitute a waiver of any provision of the Credit Agreement or any other Basic Agreement. No delay on the part of any Bank, the Agent or the co-managers in exercising any of their respective rights, remedies, powers and privileges under the Credit Agreement or any of the Basic Agreements or partial or single exercise thereof, shall constitute a waiver thereof. None of the terms and conditions of this Amendment may be changed, waived, modified or varied in any manner, whatsoever, except in accordance with Section 9.1 of the Credit Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.


                         GAYLORD CONTAINER CORPORATION

                         By: _________________________________________
                         Name: _______________________________________
                         Title: ________________________________________


                         BANKERS TRUST COMPANY, in its individual
                              capacity, as Agent and as co-manager

                         By: _________________________________________
                         Name: _______________________________________
                         Title: ________________________________________


                         WELLS FARGO BANK, NATIONAL ASSOCIATION,
                              in its individual capacity and as co-manager

                         By: _________________________________________
                         Name: _______________________________________
                         Title: ________________________________________


                         THE BANK OF NEW YORK

                         By: _________________________________________
                         Name: _______________________________________
                         Title: ________________________________________

                         BANKERS TRUST (DELAWARE)

                         By: _________________________________________
                         Name: _______________________________________
                         Title: ________________________________________


                         CAISSE NATIONAL DE CREDIT AGRICOLE

                         By: _________________________________________
                         Name: _______________________________________
                         Title: ________________________________________


                         HARRIS TRUST AND SAVINGS BANK

                         By: _________________________________________
                         Name: _______________________________________
                         Title: ________________________________________


                         NATIONSBANK, N.A. (Carolinas)

                         By: _________________________________________
                         Name: _______________________________________
                         Title: ________________________________________


                         CHRISTIANIA BANK

                         By: _________________________________________
                         Name: _______________________________________
                         Title: ________________________________________


                         HELLER FINANCIAL, INC.

                         By: _________________________________________
                         Name: _______________________________________
                         Title: ________________________________________


                         TRANSAMERICA BUSINESS CREDIT CORP.

                         By: _________________________________________
                         Name: _______________________________________
                         Title: ________________________________________

Document Number:  BANKERS.AGM
7-2-96/:47a